Exhibit 10.9

November 29, 2019

J. Scott Mennen
Craft Brew Alliance, Inc. 929 North Russell Street Portland, Oregon 97227

Re:    Employment Agreement
Dear Scott:

This letter amends and supersedes your employment letter dated December 27, 2018, and any prior formal or informal agreement regarding your employment by Craft Brew Alliance, Inc. (the “Company”), with the exception of any confidentiality, noncompetition, and/or nonsolicitation agreement(s) you have entered into with the Company.
This letter constitutes your Employment Agreement (this “Agreement”) with the Company, effective November 29, 2019 (the “Effective Date”). You and the Company are collectively referred to in this Agreement as “the Parties” (or individually as a “Party”). This Agreement sets forth the terms and conditions of your continued employment with the Company as its Chief Operating Officer as of the Effective Date. Capitalized terms not otherwise defined in the body of this Agreement have the meanings set forth on Exhibit A.
1.Term
The term of this Agreement shall be from the Effective Date through December 31, 2021 (the “Contract Term”), subject to Section 3 of this Agreement, provided, however, that in the event that, prior to December 31, 2021, the Company enters into an agreement providing for a Change in Control Event or the Company experiences a Change in Control Event, the Contract Term will extend to the later of (a) the second anniversary of the Change in Control Event and (b) December 31, 2021. In the event of a termination by either Party without Cause or Good Reason on or before the end of the Contract Term, the terminating Party shall provide the other Party with at least 30 days’ written notice of termination. For the avoidance of doubt, the Agreement and Plan of Merger (the “Merger Agreement”), by and between Anheuser-Busch Companies, LLC, Barrel Subsidiary, Inc. and the Company, dated as of November 11, 2019, constitutes an agreement providing for a Change in Control Event and the consummation of the transactions contemplated by the Merger Agreement constitutes a Change in Control Event.
2.Compensation and Benefits
2.1    Base Compensation
As of the Effective Date, your annual base salary rate is $289,976, subject to standard tax withholdings and other payroll deductions. Your base salary level will be reviewed annually for adjustment by the Compensation Committee of the Company’s Board of Directors (the “Board”), with salary adjustments, if any, generally made effective as of January 1st.

2.2    Short-Term Incentive Compensation
You will be eligible for short-term incentive (“STI”) compensation under the Company’s Annual Cash Incentive Plan. For 2019, your total STI target amount is $188,484. For subsequent years, the performance targets and STI target amounts will be determined annually by the Compensation Committee.
2.3    Long-Term Incentive Compensation
You will also be eligible to participate in the Company’s 2014 Stock Incentive Plan (or its successor) as determined by the Compensation Committee.
2.4    Employee Benefits
You are eligible to participate in employee benefit programs made available to the Company’s executive officers. You will receive paid time off consistent with the policies for executive officers of the Company.
3.Termination & Severance
3.1    Termination During Contract Term
Except as provided in Section 3.2, in the event that (a) the Company terminates your employment effective on a date prior to or as of the end of the Contract Term for any reason other than Cause or (b) you terminate your employment prior to or as of the end of the Contract Term due to Good Reason, the Company will continue to pay you your then current base salary for 12 months from your termination date (the “Severance Period”). The severance payments under this paragraph shall not exceed two times the lesser of (y) the sum of your annualized compensation based upon your annual salary in the year preceding the year in which your employment is terminated (adjusted for any increase during that year that was expected to continue indefinitely if your employment had not terminated) and (z) the applicable dollar limit under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), for the calendar year in which your employment is terminated.
In addition, if you become entitled to severance pay under the first paragraph of this Section 3.1, the Company will also make a lump sum payment to you within 45 days of your termination of employment in an amount equal to the amount necessary to pay your COBRA premiums for continuation of group health insurance coverage during the Severance Period based on such premiums in effect on the date of your termination.
3.2    Termination in Connection with a Change in Control Event.
In the event that (a) the Company experiences a Change in Control Event and (b) either (i) the Company terminates your employment effective on a date prior to the second anniversary of the Change in Control Event for any reason other than Cause or (ii) you terminate your employment prior to the second anniversary of the Change in Control Event due to Good Reason, and (c) in the case of a Change in Control Event described in Paragraph (c) of the definition of Change in Control Event, you represent and warrant that, as of the termination of your employment, you have not entered into any understanding or arrangement with the acquiring individual or entity regarding future employment, the Company will (A) make a lump sum payment to you within 45 days of the termination of your employment equal to the sum of: (1) your then current monthly base salary (or, if greater, your monthly base salary as in effect immediately prior to the Change in Control Event) multiplied by 18; (2) an amount equal to the amount necessary to pay your COBRA premiums for continuation of group health insurance coverage for 18 months based on such premiums in effect on the date of your termination (of, if greater, your COBRA premiums as in effect immediately prior to the Change in Control Event); and (3) your full target STI bonus amount for the year in which your termination of employment occurs (or, if greater, your full target STI bonus amount for the year in which the Change in Control Event occurs) and (B) effective immediately prior to your termination of employment: (x) fully vest all Restricted Stock Units; (y) fully vest and cause to become immediately exercisable all outstanding stock options granted to you prior to the Change in Control Event; and (z) pay out, within 45 days following your termination of employment, any applicable outstanding Performance Share Award based, as determined in the reasonable discretion of the Compensation Committee, on the pro rata portion of the performance period that has lapsed and the extent to which progress towards the applicable performance goals has been achieved; provided, however, that each outstanding Performance Share Award shall be treated as earned and vested at no less than 33% of the target amount. The payments and benefits under this Section 3.2 are in lieu of the benefits under Section 3.1, and in no event will you be paid benefits under both Sections 3.1 and 3.2.
Notwithstanding the foregoing, in the event that (A) the Company experiences a Change in Control Event described in Paragraph (c) of the definition of Change in Control Event and (B) prior to the date of payment under this Section 3.2 you accept a position with the acquirer of the Company’s assets, which in any other Change in Control Event would not justify a termination for Good Reason under clause (b)(ii) of the preceding paragraph, all benefits under Sections 3.1 and 3.2 will be forfeited.
The Parties agree and acknowledge that their intent is that none of the benefits payable under this Section 3.2 shall constitute an “excess parachute payment” under Section 280G of the Code that would give rise to an excise tax under Section 4999 of the Code or a loss of deduction under Section 280G of the Code. To give effect to that intent, and notwithstanding any other provision of this Agreement to the contrary, the Parties specifically agree that the aggregate amount of the benefits payable to you or for your benefit that constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code, under this Agreement or any other agreement or arrangement between you and the Company, shall not exceed 2.99 multiplied by your “base amount,” as defined in Section 280G(b)(3) of the Code (the “Maximum Benefit Amount”). The Company shall make all calculations and determinations under this Section 3.2 (including application and interpretation of the Code and related regulatory, administrative and judicial authorities) in good faith, which calculations and determinations shall be binding on you absent manifest error. The Company shall provide you with a reasonable opportunity to review and comment on the Company’s calculations. If at any time it is determined that the amount paid to you or for your benefit pursuant to this Agreement or any other agreement or arrangement between you and the Company exceeded the Maximum Benefit Amount, you shall immediately repay the excess to the Company, together with interest from the date of original payment to you at the discount rate applicable under Section 280G(d)(4) of the Code.
3.3    Termination at End of Contract Term
Following the Contract Term, if the Parties have not negotiated a replacement agreement or renewal of this Agreement, this Agreement shall terminate (except with respect to any obligations that expressly extend beyond termination) and employment may continue on an at-will basis with either Party free to end the employment relationship for any reason at any time, with or without Cause, Good Reason or notice, and without severance obligations.
3.4    Release of Claims
The Company will require you to execute an appropriate general release of all claims that you may have relating to your employment with the Company and termination of your employment as a condition to your receipt of any severance payments or other benefits under this Agreement other than those required by law or provided to employees generally. If such general release of claims is not executed within 30 days following the date your employment with the Company is terminated, all severance payments and other benefits payable after such 30‑day period will be forfeited, and you agree to repay any severance payments, and the value of other benefits, paid to you during such period.

3.5    Competition During Severance Period
If, during the Severance Period, you become employed or associated with a brewing or other company that the Company determines, in its reasonable discretion, is a competitor of the Company or the portion of the Company’s business relating to alcoholic beverages, your severance payments and benefits under Section 3.1 will terminate as of the effective date of such employment or association. The foregoing does not supersede or replace any provision of any noncompetition agreement between you and the Company, including without limitation the Employee Noncompetition and Nonsolicitation Agreement described in Section 4.
4.Noncompetition and Nonsolicitation
You acknowledge and agree that you have previously executed and delivered the Employee Noncompetition and Nonsolicitation Agreement attached hereto as Exhibit B prior to the Effective Date.
5.Nondisclosure
At all times during and after your employment with the Company, you agree that you will not use or disclose any Confidential Information for any purpose, except for the purpose of benefiting the Company consistent with the Company’s instructions or intentions during the course of your employment. For purposes of this Agreement, “Confidential Information” shall be broadly construed to mean all of the Company’s proprietary or non-public business information and all trade secrets. You agree to use the highest degree of care in safeguarding Confidential Information against loss, theft, inadvertent disclosure or unauthorized access or use. In the event that you receive notice at any time of any legal obligation to disclose any Confidential Information, you agree to notify the Company immediately in order to provide the Company with an opportunity to protect its interests. You further agree that you will deliver to the Company immediately upon termination of employment or at any time upon the Company’s request, all Confidential Information, whether or not written, produced or compiled by you and that you will not maintain access to or possession of Confidential Information following termination of your employment at the Company. This nondisclosure obligation and this Agreement supplement, and do not supersede, any other confidentiality agreement you have entered into at any time with the Company.
6.Signing and Retention Bonuses
You previously received a signing bonus of 20% of 2019 STI target award. If you remain employed with Company under this Agreement as of the respective dates listed, you will remain entitled to retention bonuses as follows: (i) on March 31, 2020, a cash payment equal to 20% of the total STI award paid to Employee under the Company’s Annual Cash Incentive Plan for 2019; provided that such payment will not be more than 20% or less than 12% of the target STI award for 2019; (ii) on March 31, 2021, 30% of the total STI award paid to Employee for 2020; provided that such payment will not be more than 30% or less than 18% of the target STI award for 2020; and on March 31, 2022, 50% of the total STI award paid to Employee for 2021; provided that such payment will not be more than 50% or less than 30% of the target STI award for 2021. If you fail, for any reason, to remain employed with Company through the dates specified, you will not be entitled to the respective retention bonus(es).
7.Code Section 409A
For purposes of this Agreement, a termination of your employment will be deemed to occur only when or if there has been a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1(h). The severance payments and other benefits under this Agreement are intended to be exempt from the requirements of Section 409A of the Code by reason of all payments under this Agreement being either “short-term deferrals” within the meaning of Treasury Regulation Section 1.409A-1(b)(4) or separation pay due to involuntary separation from service under Treasury Regulation Section 1.409A-1(b)(9)(iii). All provisions of this Agreement shall be interpreted in a manner consistent with preserving these exemptions.

8.Severability
In the event that a court of competent jurisdiction determines that a provision of this Agreement is unenforceable or not fully enforceable, the Parties agree that this Agreement is severable and should be enforced to the full extent allowed by law to best effectuate the intentions of the Parties.
9.Successors
(a)    This Agreement is personal to you, and, without the prior written consent of the Company, shall not be assignable by you other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives.
(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 10(c), without your prior written consent, this Agreement shall not be assignable by the Company.
(c)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
10.Code of Conduct
By your signature below, you agree to comply with the Company’s Code of Conduct and Ethics as in effect from time to time, and to be subject to the Company’s policies and procedures in effect from time to time for senior executives of the Company.
We appreciate your continued efforts on behalf of the Company and look forward to having you as a member of our team for years to come.

Sincerely,
/s/ Andrew J. Thomas
Andrew J. Thomas
Chief Executive Officer

Acknowledged and Agreed:

/s/ J. Scott Mennen                    Date: November 29, 2019
J. Scott Mennen
Attachments: Exhibit A (Definitions)
Exhibit B (Employee Noncompetition and Nonsolicitation Agreement)

EXHIBIT A

Definitions

Definitions
1.    “Cause” shall mean that (a) you have willfully engaged in conduct which has substantially and adversely impaired the interests of the Company; (b)  you have been convicted of, or pled guilty or no lo contendere to, a felony crime, other than a traffic offense; (d) you have engaged in conduct which constitutes a violation of a significant Company policy or the Company’s Code of Conduct and Ethics as in effect from time to time, which conduct has substantially and adversely impaired the interests of the Company; or (e) you have repeatedly refused to obey lawful directions of the Board. Following a Change in Control Event, for purposes of this definition, no act or failure to act, on your part, shall be considered willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. The cessation of your employment shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of the conduct constituting Cause, and specifying the particulars thereof in detail. Following a Change in Control Event, for purposes of this definition, Board shall mean the board of directors of the ultimate parent entity of the Company or its successor.
2.    “Change in Control Event” shall mean the occurrence of any of the following events:
(a)    Any one person or entity, or more than one person or entity acting as a group (as defined in Treasury Regulation Section 1.409A-3), acquires ownership of stock of the Company that, together with stock previously held by the acquirer, constitutes more than 50 percent of the total fair market value or total voting power of the Company’s stock, including, without limitation, any such acquisition pursuant to a merger involving the Company or any of its subsidiaries. If any one person or entity, or more than one person or entity acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same person or entity or persons or entities acting as a group does not cause a Change in Control Event. An increase in the percentage of stock owned by any one person or entity, or persons or entities acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property, is treated as an acquisition of stock; or
(b)    A majority of the members of the Board is replaced during any 12‑month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of appointment or election; or
(c)    Any one person or entity, or more than one person or entity acting as a group, acquires (or has acquired during the 12‑month period ending on the date of the most recent acquisition by that person or entity or persons or entities acting as a group) assets from the Company that have a total gross fair market value equal to at least 75 percent of the total gross fair market value of all the Company’s assets immediately prior to the acquisition or acquisitions. Gross fair market value means the value of the Company’s assets, or the value of the assets being disposed of, without regard to any liabilities associated with these assets.
In determining whether a Change in Control Event has occurred, the attribution rules under Section 318 of the Code will apply to determine stock ownership. The stock underlying a vested option is treated as owned by the individual who holds the vested option, and the stock underlying an unvested option is not treated as owned by the individual who holds the unvested option.
3.    “Good Reason” shall mean the occurrence of one or more of the following events without your consent: (a) a material reduction in your base compensation; (b) a material reduction in your authority, duties, status, reporting requirements or responsibilities as the Company’s Chief Operating Officer (including any such reduction occurring solely as a result of the Company’s ceasing to be a publicly traded entity); (c) a material reduction in the authority, duties, or responsibilities of the person or persons to whom you report (including, if applicable, a requirement that you report to a Company officer or employee instead of reporting directly to the Board or, following a Change in Control Event, the board of directors of the ultimate parent entity of the Company or its successor); or (d) a relocation of your principal office to a location that is more than 100 miles from Portland, Oregon; provided, however, that “Good Reason” shall only be deemed to have occurred if: (i) within 90 days after the initial existence of the circumstances constituting “Good Reason,” you provide the Company with a written notice describing such circumstances; (ii) the Company fails to cure the circumstances within 30 days after the Company receives your notice; and (iii) you terminate your employment with the Company within 90 days of the date of your notice.

EXHIBIT B

EMPLOYEE NONCOMPETITION AND NONSOLICITATION AGREEMENT